UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2013

CAPSTONE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Michelson Dr.
Suite 700
Irvine, California 92612
(Address of Principal Executive Offices, including zip code)

1 (866) 798-4478
(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group, LLP.
Columbia Center
401 West A Street, Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officer

On September 25, 2013, the Board of Directors (the “Board”) unanimously appointed Mr. Halford W. Johnson as Chief Financial Officer (“CFO”) of the Company.

Halford W. Johnson, Age 50, CFO — Since October 2012, Mr. Johnson has been the CFO of Capstone Affluent Strategies, Inc., an exclusive independent wealth management firm in Irvine, California. On September 25, 2013, Mr. Johnson was appointed as the CFO of Capstone Financial Group, Inc., the parent of Capstone Investment Banking, Capstone Merchant Banking, and Capstone Affluent Strategies. As CFO, Mr. Johnson's responsibilities include analysis of company sales, expenses and cash flow, creating and maintaining financial reports and oversight of compliance, administrative staff and payroll. Mr. Johnson has 28 years of experience in financial services, with emphasis on the areas of investment, business and estate planning, as well as compliance supervision.

Mr. Johnson does not have an employment agreement, but receives an annual salary of $90,000 as compensation in connection with his appointment as CFO of the Company. Additionally, Mr. Johnson recently received 119,497 shares of the Company’s restricted common stock as additional compensation.

There are no family relationships between Mr. Johnson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE FINANCIAL GROUP, INC.

By: /S/ Darin Pastor
Darin Pastor, CEO
Date:  September 27, 2013